                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-87333
--------------------------------------------------------------------------------
American Business Financial Services
Investment Notes:

Prospectus Supplement Dated
December 29, 1999
Preferred Bonus

                 ABFS Celebrates With A Bonus Rate For Investors
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
       TERM            RATE          ANNUAL YIELD*         BONUS        BONUS RATE         BONUS YIELD*
-------------------------------------------------------------------------------------------------------
      3-5 mos.         7.50%             7.78%             +.35            7.85%               8.16%
     6-11 mos.         8.75%             9.14%             +.35            9.10%               9.52%
    12-17 mos.         9.35%             9.80%             +.35            9.70%              10.18%
       13 mos.           --                --                --              11%              11.62%
    18-23 mos.         9.50%             9.96%             +.35            9.85%              10.35%
    24-29 mos.         9.75%            10.24%             +.35           10.10%              10.62%
    30-35 mos.         9.85%            10.35%             +.35           10.20%              10.73%
    36-47 mos.        10.10%            10.62%             +.35           10.45%              11.01%
    48-59 mos.        10.45%            11.01%             +.35           10.80%              11.40%
    60-83 mos.        11.25%            11.90%             +.35           11.60%              12.29%
   84-119 mos.        11.35%            12.01%             +.35           11.70%              12.41%
      120 mos.        11.60%            12.29%             +.35           11.95%              12.69%

-------------------------------------------------------------------------------------------------------








                      Minimum for Investment Notes $1,000.

                   Ask about our rates for larger investments

                Please call (800) 776-4001 for more information

                                  [ABFS LOGO]


--------------------------------------------------------------------------------           BalaPointe Office Centre
AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).             111 Presidential Boulevard
--------------------------------------------------------------------------------            Bala Cynwyd, PA  19004
American Business Financial Services, Inc. is a publicly traded Company (NASDAQ:
ABFI). An offer can only be made by the Prospectus dated October 15, 1999,                      2255 Glades Road
delivered in conjunction with this Rate Supplement dated December 29, 1999. See                    Suite 311E
"Risk Factors" in the Prospectus for a discussion of certain factors which                     Boca Raton, FL 33431
should be considered in connection with an investment in the Notes. Interest is
compounded daily based on a 365-day year. *The Effective Annual Yield assumes               2425 East Camelback Road
all interest remains invested for 365 days. Subordinated Investment Notes                          Suite 1065
represent obligations of the Company and are not certificates of deposit or                    Phoenix, AZ 85016
insured by the FDIC or any governmental or private entity. This announcement is
neither an offer to sell nor a solicitation of an offer to buy Subordinated                    www.abfsonline.com
Investment Notes. This offer is made by prospectus only. The rates are available through January 31, 2000. These rates are available to residents of the following states: AZ, CA, FL, IL, MN, OH, TX.